Exhibit 99.1

Force Fuels Announces the Purchase of Producing Oil Leases

Newport Beach, CA:  April 26 2010, Force Fuels, Inc. (OTCBB:FOFU) announces the signing of a contract with PEMCO LLC of Oklahoma for the purchase of 13 Oil and Gas mineral leases in Kansas. The leases are in Chautauqua and Montgomery County on the southern end of Kansas, a well-known oil and gas producing area where several prolific reservoirs are present.  Comprising over 2,600 acres the leases have 54 existing oil and gas wells with all the necessary equipment to commence production.

Force Fuels’ CEO Oscar Luppi commented on this purchase, “We are all very excited about the acquisition of the leases on this extensive oil and gas property which will provide significant cash flow and future development opportunities for additional oil and gas reserves for our company and shareholders.  This transaction represents the first step in the implementation of our strategy of becoming an energy company and should provide as great base of income and assets as we move our attention to our wind and solar projects.”

“Preliminary estimates put the recoverable oil reserves at 13 million barrels with current oil prices at approximately $80 per barrel.  This acquisition represents a significant increase in the Company’s asset value.  With 2.5 Acre well spacing allowance in-field development and exploratory drilling will permit the Company to exploit these reserves quickly and efficiently, “ said Tom Hemingway, Director.

Since shareholder value is generated not only with increased cash flow and profit but with increased asset value as well, Force Fuels is planning to aggressively pursue the increase of reportable proven reserves in the fields through the strategic placement of new oil wells.  Reportable proven reserves depend on geologist’s reports on areas that are currently producing.

About Force Fuels, Inc.

Force Fuels, Inc.’s primary products of the company are regulated and standardized energy based products, which do not require a massive marketing or sales force, thus eliminating the related expenses. These energy based products include oil, natural gas, solar, wind and hydrogen. In the oil and gas field the company plans to focus on  the purchase of marginally producing shallow oil wells which can be optimized with existing technologies;  the purchase of leases with potential for additional drilling in proven producing areas; and  the acquisition of in-house know-how to further optimize production through stimulation, refurbishing and site optimization.

More information can be obtained contacting the company at info@forcefuels.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project,” "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.